Exhibit 99.1

Olympic Steel Reports Second-Quarter 2022 Results

Company achieves record quarterly sales and delivers the second-most-profitable quarter in its history

CLEVELAND--(BUSINESS WIRE)--August 4, 2022--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the three months ended June 30, 2022.

Net income for the second quarter totaled $37.6 million, or $3.26 per diluted share, compared with net income of $29.6 million, or $2.58 per diluted share, in the second quarter of 2021. The results include no LIFO adjustment in the second quarter of 2022, compared with $4.0 million of LIFO expense in the same period a year ago. Adjusted EBITDA for the second quarter of 2022 was $58.8 million, compared with $51.7 million in the second quarter of 2021.

The Company reported all-time record quarterly sales of $709 million in the second quarter of 2022, compared to $556 million in the second quarter of 2021.

“The continued strength of our three business segments in the second quarter drove another record-breaking performance for Olympic Steel. We achieved all-time record quarterly sales surpassing our first-quarter 2022 results to deliver the second-most-profitable quarter in the Company’s history,” said Richard T. Marabito, Chief Executive Officer. “Our success is rooted in our expansion into higher-return, value-added products, our five successful acquisitions over the past four years and our disciplined approach to working capital and expense management. During the second quarter, Specialty Metals achieved record quarterly sales and earnings, Pipe and Tube continued its run of strong results, and our Carbon Flat business delivered strong EBITDA.”

Marabito continued, “We are excited to advance our capital deployment strategy, making meaningful investments in all three of our business segments to expand our capacity to serve our growing customer base and enhance our returns. These investments include the addition of a second automotive stamping line in Winder, Georgia, a new leased 80,000-square-foot white metals fabrication facility in Bartlett, Illinois, and a 30,000-square-foot expansion of our Pipe and Tube facility in Des Moines, Iowa. We are also investing in automation and actively seeking additional acquisitions to further diversify our business by expanding our higher-return, value-added product and processing portfolio.

“While metal pricing is declining during the third quarter, we remain optimistic regarding underlying demand and our ability to consistently produce earnings in all market cycles,” Marabito concluded.

The Board of Directors approved a regular quarterly cash dividend of $0.09 per share, which is payable on September 15, 2022, to shareholders of record on September 1, 2022. The Company has paid a regular quarterly dividend since March 2006. The Company raised its quarterly dividend from $0.02 per share to $0.09 per share in March 2022.

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Olympic Steel, Inc.
Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share
(Figures may not foot due to rounding.)
The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021

Net income per diluted share	$3.26	$2.58	$6.49	$4.49

Excluding the following items
LIFO Expense	-	0.26	-	0.32
Gain on Sale of Milan Warehouse	-	-	(0.13)	-

Adjusted net income (loss) per diluted share (non-GAAP)	$3.26	$2.84	$6.36	$4.81
Reconciliation of Net Income to Adjusted EBITDA
(in thousands)
The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure:

	Three Months Ended		Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021

Net income (GAAP):	$37,624	$29,649	$74,926	$51,657
Excluding the following items:
Foreign exchange (income) loss included in net income	15	(1)	21	9
Interest and other expense on debt	2,271	2,017	4,269	3,671
Income tax provision	13,955	10,772	27,771	18,689
Depreciation and amortization	4,946	5,272	9,928	10,508

Earnings before interest, taxes, depreciation and amortization (EBITDA)	58,811	47,709	116,915	84,534

LIFO Expense	-	4,000	-	5,000
Gain on Sale of Milan Warehouse	-	-	(2,083)	-

Adjusted EBITDA (non-GAAP)	$58,811	$51,709	$114,832	$89,534

Conference Call and Webcast

A simulcast of Olympic Steel’s 2022 second-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. ET on August 5, 2022, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks of falling metals prices and inventory devaluation; supply disruptions and inflationary pressures, including the availability and rising costs of transportation and logistical services and labor; risks associated with supply chain disruption resulting from the imbalance of metal supply and end-user demands related to the novel coronavirus, or COVID-19, including additional shutdowns in large markets, such as China, and other factors; risks associated with shortages of skilled labor, increased labor costs and our ability to attract and retain qualified personnel; risks associated with the invasion of Ukraine, including economic sanctions, or additional war or military conflict, could adversely affect global metals supply and pricing; rising interest rates and their impacts on our variable interest rate debt; risks associated with the COVID-19 pandemic, including, but not limited to customer closures, reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or net realizable value inventory adjustments and the impairment of intangible and long-lived assets, reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events, negative impacts on our liquidity position, inability to access our traditional financing sources on the same or reasonably similar terms as were available before the COVID-19 pandemic and increased costs associated with and less ability to access funds under our asset-based credit facility, or ABL Credit Facility, and the capital markets; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; increased customer demand without corresponding increase in metal supply could lead to an inability to meet customer demand and result in lower sales and profits; general and global business, economic, financial and political conditions, including legislation passed under the current administration; competitive factors such as the availability, and global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; supplier consolidation or addition of additional capacity; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; cyclicality and volatility within the metals industry; the adequacy of our efforts to mitigate cyber security risks and threats, especially with employees working remotely due to the COVID-19 pandemic; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to generate free cash flow through operations and repay debt; our ability to sell shares of our common stock under the at-the-market equity program; the adequacy of our existing information technology and business system software, including duplication and security processes; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; the timing and outcomes of inventory lower of cost or net realizable value adjustments and last-in, first-out, or LIFO, income or expense; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management’s view of the Company’s performance includes adjusted earnings per share and adjusted EBITDA, and management uses these non-GAAP financial measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these non-GAAP financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricator of value-added parts and components. Headquartered in Cleveland, Ohio, Olympic Steel operates from 42 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com.

Olympic Steel, Inc.
Consolidated Statements of Net Income
(in thousands, except per-share data)

	Three months ended		Six months ended
	June 30		June 30
	2022	2021	2022	2021

Net sales	$709,176	$556,077	$1,405,509	$1,019,201

Costs and expenses
Cost of materials sold (excludes items shown separately below)	560,546	428,704	1,115,653	783,368
Warehouse and processing	27,624	26,539	51,672	49,945
Administrative and general	31,969	26,463	61,591	49,517
Distribution	16,441	14,099	31,482	27,662
Selling	10,494	9,787	21,316	18,253
Occupancy	3,291	2,776	6,880	5,922
Depreciation	4,354	4,664	8,704	9,314
Amortization	592	608	1,224	1,194

Total costs and expenses	655,311	513,640	1,298,522	945,175

Operating income	53,865	42,437	106,987	74,026

Other income (loss), net	(15)	1	(21)	(9)

Income before interest and income taxes	53,850	42,438	106,966	74,017

Interest and other expense on debt	2,271	2,017	4,269	3,671

Income before income taxes	51,579	40,421	102,697	70,346

Income tax provision	13,955	10,772	27,771	18,689

Net income	$37,624	$29,649	$74,926	$51,657

Earnings per share:

Net income per share - basic	$3.26	$2.58	$6.49	$4.50

Weighted average shares outstanding - basic	11,538	11,492	11,536	11,491

Net income per share - diluted	$3.26	$2.58	$6.49	$4.49

Weighted average shares outstanding - diluted	11,545	11,504	11,540	11,501

Olympic Steel, Inc.
Balance Sheets
(in thousands)

	As of June 30, 2022	As of December 31, 2021
Assets

Cash and cash equivalents	$8,446	$9,812
Accounts receivable, net	320,917	284,570
Inventories, net (includes LIFO reserves of $19,736 as of June 30, 2022 and December 31, 2021 respectively)	511,135	485,029
Prepaid expenses and other	14,398	9,989

Total current assets	854,896	789,400

Property and equipment, at cost	419,732	413,396
Accumulated depreciation	(272,786)	(266,340)

Net property and equipment	146,946	147,056

Goodwill	10,496	10,496
Intangible assets, net	32,844	33,653
Other long-term assets	13,427	15,241
Right of use asset, net	27,507	27,726

Total assets	$1,086,116	$1,023,572

Liabilities

Accounts payable	$182,410	$148,649
Accrued payroll	34,660	44,352
Other accrued liabilities	21,402	25,395
Current portion of lease liabilities	6,127	5,940

Total current liabilities	244,599	224,336

Credit facility revolver	287,880	327,764
Other long-term liabilities	11,439	15,006
Deferred income taxes	20,790	9,890
Lease liabilities	21,849	22,137

Total liabilities	586,557	599,133

Shareholders' Equity

Preferred stock	-	-
Common stock	134,089	133,427
Accumulated other comprehensive loss	(462)	(1,996)
Retained earnings	365,932	293,008

Total shareholders' equity	499,559	424,439

Total liabilities and shareholders' equity	$1,086,116	$1,023,572

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended June 30,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2022	2021	2022	2021	2022	2021

Tons sold	210,604	244,383	38,386	40,188	N/A	N/A

Net sales	$370,665	$325,511	$226,964	$138,035	$111,547	$92,531
Average selling price per ton	1,760	1,332	5,913	3,435	N/A	N/A
Cost of materials sold	310,633	249,934	164,441	107,587	85,472	71,183
Gross profit	60,032	75,577	62,523	30,448	26,075	21,348
Operating expenses	44,414	45,143	26,050	16,746	18,775	18,309
Operating income	15,618	30,434	36,473	13,702	7,300	3,039

Depreciation and amortization	2,698	2,949	1,008	901	1,222	1,404
LIFO expense	-	-	-	-	-	4,000

	Three months ended March 31,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2022	2021	2022	2021	2022	2021

Tons sold	416,687	484,231	76,830	82,075	N/A	N/A

Net sales	$750,214	$571,884	$426,443	$264,354	$228,852	$182,963
Average selling price per ton	1,800	1,181	5,550	3,221	N/A	N/A
Cost of materials sold	638,346	434,106	305,431	211,121	171,876	138,141
Gross profit	111,868	137,778	121,012	53,233	56,976	44,822
Operating expenses	86,375	86,145	50,455	31,509	35,094	35,463
Operating income	25,493	51,633	70,557	21,724	21,882	9,359

Depreciation and amortization	5,372	5,872	2,013	1,804	2,508	2,796
LIFO expense	-	-	-	-	-	5,000

	As of June 30, 2022	As of December 31, 2021
Assets
Flat-products	$828,286	$777,074
Tubular and pipe products	257,402	245,962
Corporate	428	536
Total assets	$1,086,116	$1,023,572

Other Information
(in thousands, except per-share and ratio data)

(in thousands except per share data)	As of June 30, 2022	As of December 31, 2021
Shareholders' equity per share	$44.89	$38.31

Debt to equity ratio	0.58 to 1	0.77 to 1

	Six Months Ended June 30,
	2022	2021

Net cash from (used for) operating activities	47,687	(95,744)

Cash dividends per share	$0.18	$0.04

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com